EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-127365) of Professionals Direct, Inc. of our report dated March 29, 2007, with respect to the consolidated financial statements of Professionals Direct, Inc. and Subsidiaries as of December 31, 2006 and for the two years ended December 31, 2006 included in this Form 10-KSB.

/s/ BDO Seidman, LLP

Grand Rapids, Michigan
March 29, 2007